UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )
________________________________________________
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
ORIGIN MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ORIGIN MATERIALS, INC.
930 Riverside Parkway, Suite 10
West Sacramento, California 95605

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 20, 2023

June 16, 2023

Origin Materials, Inc. (the “Company”) is filing this supplement on June 16, 2023 to update information contained in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2023 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for its annual meeting of stockholders to be held on July 20, 2023, or any adjournment or postponement thereof (the “Annual Meeting”).

On June 14, 2023 (the “Agreement Date”), the Company and Nate Whaley mutually agreed to enter into a Transition, Separation and Advisory Agreement (the “Separation Agreement”), pursuant to which Mr. Whaley has resigned from his position of Chief Financial Officer, effective on the earlier of (i) September 1, 2023 or (ii) such date that he or the Company elects to terminate his employment pursuant to of the terms of the Separation Agreement (the “Separation Date”). Beginning on the Separation Date, the Company will engage Mr. Whaley as an advisor on the terms described below. You are not being asked to vote for or ratify Mr. Whaley’s departure. The Company is providing this additional material solely for informational purposes.

The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Departure of Chief Financial Officer

On June 14, 2023, the Company and Mr. Whaley mutually agreed to enter into the Separation Agreement, pursuant to which Mr. Whaley has resigned from his position of Chief Financial Officer, effective on the Separation Date. Beginning on the Separation Date, the Company will engage Mr. Whaley as an advisor on the terms described below.

During the period between the Agreement Date and the Separation Date (the “Transition Period”), Mr. Whaley will continue to serve as Chief Financial Officer and has agreed to assist with the transition of his duties and responsibilities. Mr. Whaley will continue to receive his base salary in effect as of the Agreement Date and will remain eligible to participate in Company benefit plans during the Transition Period. Mr. Whaley will also continue to vest in any outstanding options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) during the Transition Period, subject to the terms of such grants. Effective as of the Agreement Date, Mr. Whaley will not be eligible for any bonus, commissions, or incentive programs.

Pursuant to the terms of the Separation Agreement, if Mr. Whaley (i) complies with his obligations under the Separation Agreement and (ii) executes and returns a release in the form attached to the Separation Agreement on or within 21 days after the Separation Date ((i)-(ii) collectively, the “Preconditions”), then provided he timely elects continued coverage under COBRA, the Company will directly pay the COBRA premiums required to continue Mr. Whaley’s health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earlier of (a) two (2) months after the Transition Period; (b) the date Mr. Whaley becomes eligible for group health insurance coverage through a new employer; or (c) the date Mr. Whaley ceases to be eligible for COBRA coverage for any reason.

Beginning on the Separation Date, the Company will engage Mr. Whaley as an advisor. If Mr. Whaley does not satisfy the Preconditions, the advisory engagement will terminate upon the thirtieth day after the Separation Date. If Mr. Whaley satisfies the Preconditions, his advisory engagement will terminate on December 31, 2023, unless earlier terminated by Mr. Whaley or the Company pursuant to the terms of the Separation Agreement. During Mr. Whaley’s advisory engagement (the “Advisory Period”), Mr. Whaley will continue to vest in his options, RSUs and PSUs, pursuant to the terms of the respective grants.

The Separation Agreement also provides for, among other things, a release of claims by Mr. Whaley in favor of the Company and its affiliates, continuing confidentiality and non-competition obligations applicable to Mr. Whaley under his existing Employee Proprietary Information and Invention Assignment Agreement and Confidential Disclosure Agreement with the Company, proprietary information and invention assignment obligations applicable to work product Mr. Whaley creates during the Advisory Period, and non-disparagement and cooperation obligations applicable to Mr. Whaley.

Mr. Whaley’s departure as Chief Financial Officer of the Company was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

A copy of the Separation Agreement has been filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on June 16, 2023.